Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Fourth Quarter and Full Year Results

Fourth Quarter and Full Year 2020 Highlights
•Fourth quarter and full year income from continuing operations was $9 million, and $0 million, respectively, $66 million and $119 million higher than comparable periods in 2019, respectively

•Fourth quarter Adjusted EBITDA from continuing operations of $53 million was up $44 million from the comparable quarter in 2019 primarily driven by higher lumber and High Purity Cellulose prices

•Full year 2020 Adjusted EBITDA from continuing operations of $153 million improved $78 million from the prior year primarily driven by strong demand for lumber and reduced costs across segments as a result of improved reliability

•Generated $73 million of Free Cash Flow through the year ended December 31, 2020 driven by prudent management of capital expenditures and improved working capital; expect $55 million from cash tax refunds during 2021

•Completed refinancing in December to extend maturities, remove financial maintenance covenants and enhance liquidity
JACKSONVILLE, Fla., February 24, 2021 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported income from continuing operations for the quarter ended December 31, 2020 of $9 million or $0.14 per diluted share, compared to a loss from continuing operations of $57 million or $0.91 per diluted share for the same prior year quarter.
The net income from continuing operations for the twelve months ended December 31, 2020 was $0 million, or $0.00 per diluted common share, compared to a net loss of $119 million, or $2.33 per diluted common share for the prior year ended. The significant improvement in the diluted earnings per share was due to higher prices for lumber and High Purity Cellulose, lower costs driven by improved operational reliability and the conversion of the Company’s preferred stock into approximately 13 million shares of common stock in August of 2019.
“In the face of a very challenging economic backdrop, we delivered significantly improved financial results in 2020 and made substantial progress to position the company to deliver increased value for our shareholders in the coming years” said Paul Boynton, President and Chief Executive Officer. “Through a cash-focused lens, we launched an initiative to think differently about how to manage the business in extremely challenging markets. Despite the outbreak of COVID-19, we executed on our plans to reduce costs, preserve cash and align production to fluctuating market demand. We focused on operating safely, efficiently and reliably to ensure we could help our customers thrive as their markets recovered. By the end of the year, with solid liquidity and sequentially-improved financial performance, we completed a refinancing to position the Company to successfully drive future results. I am proud of the team’s efforts to serve our customers and protect our shareholders.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Fourth Quarter 2020 Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended			Year Ended
Net sales (in millions)	December 31, 2020	September 26, 2020	December 31, 2019	December 31, 2020	December 31, 2019
High Purity Cellulose	$294	$253	$304	$1,051	$1,127
Forest Products	137	103	77	392	299
Paperboard	49	47	49	190	200
Pulp & Newsprint	45	38	54	172	215
Eliminations	(17)	(17)	(16)	(66)	(66)
Total net sales	$508	$424	$468	$1,739	$1,775
Operating results comprised the following for the periods presented:

	Three Months Ended			Year Ended
Operating income (loss) (in millions)	December 31, 2020	September 26, 2020	December 31, 2019	December 31, 2020	December 31, 2019
High Purity Cellulose	$(3)	$8	$(4)	$7	$7
Forest Products	60	25	(4)	80	(31)
Paperboard	4	3	3	18	4
Pulp & Newsprint	(8)	(6)	(2)	(25)	2
Corporate	(16)	(13)	(25)	(53)	(65)
Total operating income (loss)	$37	$17	(32)	$27	$(83)

High Purity Cellulose
Operating results for the three-month and full year periods ended December 31, 2020 improved $1 million and remained flat, respectively, when compared to the prior year. Sales prices for the segment increased 2 percent during the current three-month period driven by higher cellulose specialties prices and declined 8 percent for the full year ended December 31, 2020, driven by lower commodity sales prices. Compared to the prior year, sales volumes for the segment declined 7 percent during the three-month period driven by lower cellulose specialties and commodities volumes and increased 1 percent for the full year ended December 31, 2020, driven by higher commodity volumes partially offset by lower specialties volumes. Lower wood and chemicals costs positively impacted the current three-month and full year periods, offsetting sales prices and volumes declines.

Compared to the third quarter of 2020, operating income declined $10 million driven by higher maintenance, operational and energy costs partially offset by higher sales volumes.
Forest Products
The operating results for the three-month and full year periods ended December 31, 2020 improved $64 million and $111 million, respectively, when compared to the same prior year periods. The improvements were primarily due to increases in lumber prices of 75 percent and 40 percent, respectively, and lower costs driven by production curtailments in early 2020. Additionally, during the current quarter, the Company reversed $21 million of prior expenses related to import duties as the U.S. Department of Commerce announced its final determination in December 2020 to reduce the Company’s duties on Canadian softwood lumber imported into the U.S. from 20 percent to 9 percent for such duties paid during 2017 and 2018. However, cash related to these duties is not expected to return to the Company until final resolution of the softwood lumber dispute. Sales volumes during the three months ended December 31, 2020 increased 14 percent compared to the prior year due to strong demand and increased productivity. Sales volumes for the year ended December 31, 2020 were slightly lower than in the prior year as a result of market downtime taken in the first half of the year to address the initial negative impact on demand driven by the COVID-19 pandemic. The Company incurred $10 million and $23 million of duties in the year ended December 31, 2020 and 2019, respectively. Duties incurred during 2020 take into account the $21 million reduction previously mentioned.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Compared to the third quarter of 2020, the operating results improved by $35 million. The improvement was driven by a 13 percent increase in lumber prices, a 22 percent increase in lumber sales volumes and the previously mentioned $21 million reduction in duties, partially offset by higher lumber duties driven by the higher prices as well as higher wood and wood-related costs.
Paperboard
Operating income improved $1 million and $14 million for the three and twelve months ended December 31, 2020, respectively, when compared to the same prior year periods primarily due to lower raw material pulp prices.
Compared to the third quarter of 2020, operating income improved $1 million primarily due to higher sales volumes.
Pulp & Newsprint
Operating income for the three and twelve months ended December 31, 2020 declined $6 million and $27 million, respectively, when compared to the same prior year periods. The decline was primarily driven by lower newsprint sales prices and volumes during both the three-month and full year periods ended December 31, 2020 compared to the same prior year periods. Additionally, pulp prices were lower for the current year compared to prior year. Declines in Newsprint were due to weak demand and market-related downtime resulting from the COVID-19 pandemic. Pulp sales volumes increased during the three months and full year ended December 31, 2020 compared to the comparable prior year periods.
The operating loss was $2 million higher than the third quarter of 2020, with lower newsprint and pulp sales prices offset by higher pulp and newsprint sales volumes.
Corporate
The operating loss for the three months ended December 31, 2020 decreased by $9 million when compared to the same prior year quarter primarily due to lower environmental reserves charges and reduced spending, partially offset by unfavorable foreign currency impacts. The operating loss for the year ended December 31, 2020, decreased $12 million when compared to the prior year period primarily due to overall reduced spending and lower environmental reserves charges, partially offset by higher non-cash amortization of technology costs and unfavorable foreign currency impacts in the current year and the impact of an insurance recovery in the prior year.
Compared to the third quarter of 2020, the operating loss increased by $3 million during the fourth quarter ended December 31, 2020, driven primarily by unfavorable foreign currency impacts.
Non-Operating Expenses
On December 23, 2020, the Company completed the private placement of $500 million 7.625% Senior Secured Notes due 2026 (the “Notes”) and concurrently entered into a five-year senior secured asset-based revolving credit agreement (the “ABL Credit Facility”) in an initial aggregate principal amount of $200 million. In connection with these transactions, the Company terminated all commitments and repaid all outstanding obligations under its existing Credit Agreement and recorded a loss on debt extinguishment of $8 million.

Interest expense for the three months and full year ended December 31, 2020, decreased $1 million and increased $4 million, respectively, when compared to the same prior year periods. The full year increase was principally driven by increased interest margin related to the amendments to the credit facilities, partially offset by slightly lower debt levels.
Income Taxes
The effective tax rate benefit for the full year 2020 was 101 percent. The 2020 effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to benefits from the CARES Act, the release of certain valuation allowances related to nondeductible interest expense, tax return to accrual adjustments, and tax credits, partially offset by increases to uncertain tax position reserves, nondeductible executive compensation, and lower tax deductions on vested stock compensation. The effective tax rate benefit for the full year 2019 was 20 percent.
Cash Flows & Liquidity
For the year ended December 31, 2020, the Company’s operations provided cash flows of $124 million. Working capital increased $51 million, primarily due to an increase in the income tax receivable as a result of the CARES Act.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

For the year ended December 31, 2020, the Company invested $73 million in capital expenditures, net of proceeds from sale of assets, including approximately $22 million of strategic capital spending.
The Company ended the year with $215 million of liquidity globally, including $94 million of cash, borrowing capacity of $102 million under the ABL Credit Facility and $19 million of availability on a factoring facility in France. Liquidity for the fourth quarter improved $19 million, due to an increase in cash driven by positive operational results and the impact of the ABL Credit Facility.
Market Assessment
The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
The Company is experiencing increased strong demand for its commodity products and stable demand for its high-value cellulose specialties products. Prices for cellulose specialties are expected to decline slightly relative to 2020 while prices for commodity products, fluff and viscose pulps, will increase significantly in the first quarter and are forecasted to remain elevated for the near-term. Overall, the Company expects increased pricing from 2020 levels while total volumes and mix for 2021 are expected to remain steady compared to 2020 as increased productivity will be offset by an extended maintenance outage at the Jesup facility in the second quarter.

Key costs, including wood, energy and commodity chemical prices declined in 2020 from prior year levels due to both market conditions and strategic actions taken by the Company. However, certain chemical prices are now trending higher and, overall, future input prices and availability of these inputs remain difficult to predict due to the current unprecedented economic conditions. The Company will also continue to invest in its business to reduce costs, improve reliability and provide new platforms for growth. The Company’s 2020 investment in a green energy project at its Tartas facility will deliver lower costs and improved reliability starting in 2021.
Forest Products
Prices for lumber continue to remain near all-time high levels driven by exceptional demand in the U.S with housing starts in January 2021 of 1.6 million units, seasonally adjusted, and building permits of 1.9 million, while repair and remodel activity remains elevated as investment in homes remains attractive. With the absence of market downtime experienced in the first half of 2020 and new investments to increase productivity, the Company expects to produce an incremental 40 million board feet, an increase of 7 percent, compared to prior year.

In December 2020, the U.S. Department of Commerce finalized its administrative review of the period of April 28, 2017 through December 31, 2018 and determined a reduction of duties on softwood lumber imported into the U.S from 20 percent to 9 percent for the Company. The Company will benefit from the reduced amount of duties expense on lumber sold into the U.S; however there remains no discussion about a full resolution to the softwood lumber dispute which, based on most recent disputes, would likely result in the U.S. returning all or the vast majority of the duties previously paid. Since 2017, the Company has paid a total of $91 million in duties.
Paperboard
Paperboard prices are expected to increase slightly in early 2021 given solid demand for packaging grades and announced price increases from larger competitors in the industry. Overall profitability is expected to remain flat as price and volume benefits are expected to be offset by increased raw material costs.
Pulp & Newsprint
Pulp and newsprint markets are beginning to recover from lows in 2020 as economies recover from the impacts caused by COVID-19. Larger competitors in both pulp and newsprint markets have recently announced price increases, and the Company expects higher prices for both products in the near-term. Additionally, the Company continues to manage production of its newsprint facility in order to minimize costs and improve sales mix. As such, the Company expects lower newsprint volumes and higher prices in 2021 compared to 2020. Further, the Company is maintaining focus on the expansion of the Envirosmart™ food service bag, launched in late third quarter, targeting the quick service restaurant end-market and used for items such as sandwiches and to-go orders, which have grown and remain strong in the post COVID-19 environment.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Conclusion
"Financial results in 2020 were significantly stronger than 2019 as we were able to manage costs and execute reliably through the bottom of several market cycles, complicated by the volatile impact of COVID-19. We benefited from a strong lumber recovery in the back half of 2020 and now, as we enter 2021, we see very positive momentum in the commodity pulp markets. With price increases in these markets combined with 2020 cost actions, we are well positioned to capture significant incremental cash flow which will allow us to reduce debt, invest in our core High Purity Cellulose business, and drive high-potential growth and innovation projects.” concluded Mr. Boynton.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 10:00 a.m. ET on Thursday, February 25, 2021 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Thursday, March 11, 2021. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13716261.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,000 people and generates approximately $1.7 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-K for the year ended December 31, 2020. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-K.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks Our businesses are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Changes in raw material and energy availability and prices could affect our business, financial condition and results of operations; We are subject to risks associated with doing business outside of the United States; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets. Business and Operating Risks Our ten largest customers represent approximately 31 percent of our 2020 sales, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

otherwise adversely affect our business, financial condition and results of operation; The availability of, and prices for, wood fiber could materially impact our business, results of operations and financial condition; Our operations require substantial capital; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; The risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our financial results and how we conduct business; The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark in 2023 may impact our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future; Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
December 31, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2020	September 26, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Sales	$508	$424	$468	$1,739	$1,775
Cost of Sales	(451)	(374)	(456)	(1,601)	(1,721)
Gross Margin	57	50	12	138	54
Selling, general & administrative expenses	(23)	(20)	(18)	(85)	(90)
Duties	10	(8)	(7)	(10)	(22)
Other operating income (expense), net	(7)	(5)	(19)	(16)	(25)
Operating Income (Loss)	37	17	(32)	27	(83)
Interest expense	(17)	(16)	(18)	(64)	(60)
Interest income and other, net	(9)	—	(11)	(9)	(5)
Income (Loss) From Continuing Operations Before Income Taxes	11	1	(61)	(46)	(148)
Income tax benefit (expense)	(1)	28	4	47	30
Equity in income (loss) of equity method investment	(1)	—	—	(1)	—
Income (Loss) from Continuing Operations	$9	$29	$(57)	$—	$(119)
Income (loss) from discontinued operations, net of taxes	—	—	86	1	96
Net Income (Loss) Attributable to the Company	9	29	29	1	(22)
Mandatory convertible stock dividends	—	—	—	—	(9)
Net Income (Loss) Available to Common Stockholders	$9	$29	$29	$1	$(31)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$0.14	$0.46	$(0.91)	$—	$(2.33)
Income from discontinued operations	—	—	1.36	0.01	1.76
Net income (loss) per common share - Basic	$0.14	$0.46	$0.45	$0.01	$(0.57)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$0.14	$0.45	$(0.91)	$—	$(2.33)
Income from discontinued operations	—	—	1.36	0.01	1.76
Net income (loss) per common share - Diluted	$0.14	$0.45	$0.45	$0.01	$(0.57)

Shares Used for Determining:
Basic EPS	63,344,054	63,310,689	62,975,537	63,241,197	54,511,863
Diluted EPS	64,478,161	63,916,242	62,975,537	63,241,197	54,511,863
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2020 (Unaudited)
(millions of dollars)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$94	$64
Other current assets	540	510
Property, plant and equipment, net	1,275	1,316
Other assets	621	590
	$2,530	$2,480
Liabilities and Stockholders’ Equity
Debt due within one year	$17	$19
Other current liabilities	276	267
Long-term debt and finance lease obligations	1,067	1,063
Non-current environmental liabilities	163	160
Other non-current liabilities	312	288
Total stockholders’ equity	695	683
	$2,530	$2,480
B

Condensed Consolidated Statements of Cash Flows
December 31, 2020 (Unaudited)
(millions of dollars)

	Year Ended
	December 31, 2020	December 31, 2019
Operating Activities:
Net income (loss)	$1	$(22)
Income from discontinued operations	(1)	(96)
Adjustments:
Depreciation and amortization	151	153
Other items to reconcile net income to cash provided by operating activities	39	20
Changes in working capital and other assets and liabilities	(66)	(33)
Cash provided by (used for) operating activities- continuing operations	124	22
Cash provided by (used for) operating activities- discontinued operations	—	20
Cash Provided by (Used for) Operating Activities	124	42

Investing Activities:
Capital expenditures	(77)	(105)
Investment in equity method investment	(4)	—
Proceeds from the sale of assets	4	2
Cash provided by (used for) investing activities-continuing operations	(78)	(103)
Cash provided by (used for) investing activities-discontinued operations	—	155
Cash Provided by (Used for) Investing Activities	(78)	53

Financing Activities:
Changes in debt	5	(109)
Dividends paid	—	(19)
Common stock repurchased, net of issuances	—	(7)
Debt issuance costs	(24)	(4)
Cash provided by (used for) financing activities-continuing operations	(19)	(138)
Cash provided by (used for) financing activities-discontinued operations	—	—
Cash Provided by (Used for) Financing Activities	(19)	(138)

Cash and Cash Equivalents:
Change in cash and cash equivalents	27	(44)
Net effect of foreign exchange on cash and cash equivalents	3	(1)
Balance, beginning of year	64	109
Balance, end of period	$94	$64
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
December 31, 2020 (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2020	September 26, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
High Purity Cellulose	$1,016	$1,020	$992	$992	$1,083
Forest Products ($ per thousand board feet):
Lumber	$669	$592	$383	$523	$373
Paperboard ($ per metric ton):
Paperboard	$1,061	$1,048	$1,098	$1,076	$1,103
Pulp & Newsprint ($ per metric ton):
Pulp	$445	$486	$440	$470	$499
Newsprint	$418	$428	$473	$418	$524

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
High Purity Cellulose	267	229	286	976	964
Forest Products (millions of board feet):
Lumber	176	144	155	611	617
Paperboard (thousands of metric tons):
Paperboard	47	45	44	176	181
Pulp & Newsprint (thousands of metric tons):
Pulp	63	49	61	217	207
Newsprint	27	19	44	112	166

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2020 (Unaudited)

EBITDA by Segment (a):	Three Months Ended December 31, 2020
	Forest Products	Paperboard		Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$60	$4		$(6)	$(4)	$(45)	$9
Depreciation and amortization	3	4		1	32	1	41
Interest expense, net	—	—		—	—	17	17
Income tax expense (benefit)	—	—		—	—	1	1
EBITDA	$63	$8		$(5)	$28	$(26)	$68
Loss on debt extinguishment	—	—		—	—	8	8
Pension settlement (gain) loss	—	—		(1)	—	(2)	(3)
Duties reversal	(21)	—		—	—	—	(21)
Adjusted EBITDA	$42	$8		$(6)	$28	$(20)	$53

	Three Months Ended December 31, 2019
	Forest Products	Paperboard		Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(4)	$4		$(12)	$(7)	$(39)	$(58)
Depreciation and amortization	3	4		1	34	—	42
Interest expense, net	—	—		—	—	18	18
Income tax expense (benefit)	—	—		—	—	(4)	(4)
EBITDA	(1)	8		(11)	27	(25)	(2)
Pension settlement (gain) loss	—	—		11	—	(2)	9
Severance expense	—	—		—	—	1	1
Loan amendment costs	—	—		—	—	1	1
Adjusted EBITDA	$(1)	$8		$—	$27	$(25)	$9

EBITDA by Segment (a):	Year Ended December 31, 2020
	Forest Products	Paperboard		Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$80	$18		$(20)	$5	$(83)	$—
Depreciation and amortization	12	16		4	116	4	152
Interest expense, net	—	—		—	—	64	64
Income tax expense (benefit)	—	—		—	—	(47)	(47)
EBITDA	$92	$34		$(16)	$121	$(62)	$169
Loss on debt extinguishment	—	—		—	—	8	8
Pension settlement (gain) loss	—	—		(1)	—	(2)	(3)
Duties reversal	(21)	—	0	—	—	—	(21)
Adjusted EBITDA	$71	$34		$(17)	$121	$(56)	$153

E

	Year Ended December 31, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(31)	$6	$(3)	$4	$(94)	$(118)
Depreciation and amortization	9	16	4	123	1	153
Interest expense, net	—	—	—	—	60	60
Income tax expense (benefit)	—	—	—	—	(30)	(30)
EBITDA	$(22)	$22	$1	$127	$(63)	$65
Pension settlement (gain) loss	—	—	11	—	(2)	9
Severance expense	—	—	—	—	1	1
Non-recurring expense (b)	—	—	—	—	1	1
Loan amendment costs	—	—	—	—	4	4
Insurance recovery	—	—	—	—	(4)	(4)
Adjusted EBITDA	$(22)	$22	$12	$127	$(63)	$76
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.
(b) Non-recurring expenses are related to the Company’s review of its commodity asset portfolio.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2020 (Unaudited)
(millions of dollars, except per share information)

	Year Ended
Adjusted Free Cash Flows (a):	December 31, 2020	December 31, 2019
Cash provided by operating activities of continuing operations	$124	$22
Capital expenditures, net	(51)	(75)
Adjusted Free Cash Flows	$73	$(53)
(a)    Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	December 31, 2020	December 31, 2019
Debt due within one year	$17	$19
Long-term debt & finance lease obligation	1,067	1,063
Total debt	1,084	1,082
Original issue discount, premiums and debt issuance costs	11	6
Cash and cash equivalents	(94)	(64)
Adjusted Net Debt	$1,001	$1,024
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Year Ended
	December 31, 2020		September 26, 2020		December 31, 2019		December 31, 2020		December 31, 2019
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$37		$17		$(32)		$27		$(83)
Duties reversal	(21)		—		—		(21)		—
Severance expense	—		—		1		—		1
Non-recurring expense (b)	—		—		—		—		1
Loan amendment costs	—		—		1		—		4
Insurance recovery	—		—		—		—		(4)
Adjusted Operating Income (Loss)	$16		$17		$(30)		$6		$(81)

Income (Loss) from Continuing Operations	$9	$0.14	$29	$0.45	$(57)	$(0.91)	$—	$—	$(119)	$(2.33)
Pension settlement (gain) loss	(3)	(0.04)	—	—	9	0.14	(3)	(0.04)	9	0.16
Duties reversal	(21)	(0.32)	—	—	—	—	(21)	(0.33)	—	—
Severance expense		—	—	—	1	0.02	—	—	1	0.03
Loss on debt extinguishment	8	0.12	—	—		—	8	0.12	—	—
Non-recurring expense (b)	—	—	—	—	—	—	—	—	1	0.02
Loan amendment costs	—	—	—	—	1	0.01	—	—	4	0.07
Insurance recovery	—	—	—	—	—	—	—	—	(4)	(0.07)
Tax effects of adjustments	4	0.07	—	—	(3)	(0.04)	4	0.07	(2)	$(0.04)
Adjusted Income (Loss) from Continuing Operations	$(3)	$(0.03)	$29	$0.45	$(49)	$(0.78)	$(12)	$(0.18)	$(110)	$(2.16)

(a)    Adjusted Operating Income (Loss) is defined as operating income adjusted for non-recurring costs related to the Company’s review of its commodity asset portfolio, duties reversal, loan amendment costs, insurance recovery received, and severance expense. Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for non-recurring costs related to the Company’s review of its commodity asset portfolio, loan amendment costs, duties receivable, insurance recovery received, severance expense, pension settlement, and loss on debt extinguishment. Adjusted operating and net income (loss) are not necessarily indicative of results that may be generated in future periods.
(b)    Non-recurring expenses are related to the Company’s review of its commodity asset portfolio.

H